Securities and Exchange Commission
Station Place
100 F St., NE
Washington, D.C. 20549

RE: Jenatex Group, Inc.
file no. 0-26307

We have read Jeantex Group, Inc. statements included under Item 4.01 of its Form 8-K dated November 5, 2008, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/ Jasper & Hall
Denver, Colorado

November 6, 2008